U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 4, 2003


                              VIRAL GENETICS, INC.
             (Exact name of registrant as specified in its charter)

                                    000-26875
                              (Commission File No.)

                Delaware                               33-0814123
     (State or other jurisdiction of        (IRS Employer Identification No.)
     incorporation or organization)


                   905 Mission Street, So. Pasadena, CA 91030
                    (Address of principal executive offices)


                                 (323) 682-2171
                         (Registrant's telephone number)

                                 Not Applicable
                 (Former address, if changed since last report)




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                    Item 1. Changes in Control of Registrant

     Pursuant to agreements dated May 22, 2003, Viral Genetics, Inc., completed on June 4, 2003 a restructuring of certain outstanding debt obligations owed to Haig Keledjian, an officer, director and principal stockholder, Hampar Karageozian, an officer, director and principal stockholder, the Tomson Voting Trust of which the trustee is Mr. Keledjian and a beneficiary is Harry Zhabilov, Jr., an officer and director, and Therapeutic Genetics, Inc., a privately held California corporation ("TGI").

     TGI has outstanding 23,255,860 shares of capital stock. Haig Keledjian holds 1,122,831 shares of the capital stock of TGI personally, 4,637,606 shares as trustee for an irrevocable voting trust for the benefit of his children, 4,637,606 shares as trustee of the Tomson Trust of which Harry Zhabilov, Jr. is a beneficiary, 1,766,476 shares as trustee for an irrevocable trust established for a group of private investors, and 1,741,670 shares as trustee for an irrevocable trust established for a group of Mr. Keledjian's family members, which together represent a majority of the outstanding capital stock of TGI. Hampar Karageozian holds 4,644,583 shares of the capital stock of TGI.

     Viral Genetics was indebted as of March 31, 2003 to:

     o Mr. Keledjian in the amount of $835,310 representing the principal and accrued interest on funds previously advanced to Viral Genetics.

     o Mr. Karageozian in the amount of $784,904 representing the principal and accrued interest on funds previously advanced to Viral Genetics.

     o The Tomson Trust in the amount of $460,539 representing the principal and accrued interest on funds previously advanced to Viral Genetics.

     o TGI in the amount of $6,976,758 representing the principal and accrued interest on obligations incurred in connection with the acquisition of the TNP product and technology by Viral Genetics from TGI in 1995.

     A substantial portion of the foregoing obligations was due in 2003, and Viral Genetics did not have the funds necessary to pay the obligations. Viral Genetics extended and restructured the obligations through the issuance of convertible promissory notes due 2008 with identical terms but for the principal amounts (the "Notes"). The Notes bear interest at the rate of five percent per annum and all principal and accrued interest is due March 31, 2008. The principal and accrued interest on the Notes may be exchanged at the election of the holder at the rate of $0.30 for one share of common stock and one warrant to purchase an additional share at an exercise price of $0.40 per that expires five years from the date the warrant is issued.

     Assuming each of the persons listed above exchanged their Notes for stock and warrants at the stated principal amounts, they would receive the following:

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                                         Common Stock           Warrants

Haig Keledjian                             2,784,367           2,784,367
Hampar Karageozian                         2,616,347           2,616,347
Tomson Trust                               1,535,130           1,535,130
Therapeutic Genetics, Inc.                23,255,860          23,255,860

     If TGI converted its Note to common stock, it would receive approximately 23,255,860 shares of common stock and warrants to purchase an additional 23,255,860 shares of common stock at an exercise price of $0.40 per share. Assuming TGI exercised the warrants as well, it would hold or control 46,511,720 of the then outstanding shares of Viral Genetics, or approximately 52.6 percent. Mr. Keledjian presently owns or controls 16,585,950 shares of Viral Genetics common stock and holds an employee stock option to purchase an additional 2,300,000 shares at an exercise price of $0.52 per share. Since Mr. Keledjian may be deemed to have voting and investment control over the shares of Viral Genetics held by TGI, if TGI converted its Note and Mr. Keledjian exercised his option, he would be deemed to own or control voting and investment of 42,141,810 shares of common stock or 62.4 percent of the then issued and outstanding shares.

     Viral Genetics does not have sufficient authorized shares to allow for conversion and exercise of all of its outstanding options, warrants, and convertible securities. Consequently, the board of directors is evaluating proposals to increase the number of authorized shares and/or effect a reverse stock split in the issued and outstanding shares of Viral Genetics during the last half of calendar year 2003.

Item 7.  Financial Statements and Exhibits

Exhibits

     Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-B.

SEC Ref. No                       Title of Document                    Location
-----------                       -----------------                    --------

10.1           Debt Restructuring Agreement dated May 22, 2003 with    Attached
                 Haig Keledjian

10.2           Debt Restructuring Agreement dated May 22, 2003 with    Attached
                 Therapeutic Genetics, Inc.

10.3           Debt Restructuring Agreement dated May 22, 2003 with    Attached
                 Hampar Karageozian

10.4           Debt Restructuring Agreement dated May 22, 2003 with    Attached
                 The Tomson Trust

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                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          VIRAL GENETICS, INC.


Dated:  June 17, 2003                     By /s/ Haig Keledjian, President

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